Hennessy Advisors, Inc. Reports Increases in Annual Revenue, Earnings, and Net Income

NOVATO, Calif., Nov. 28, 2018 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported results for the fiscal year ended September 30, 2018.

Summary Highlights for the Fiscal Year (compared to fiscal year 2017):

  Fully diluted earnings per share increased 35.9% to $2.61.
  Our effective tax rate decreased from 35.7% to 11.9%.
    Note: The Tax Cuts and Jobs Act of 2017, which was passed during our first fiscal quarter, allowed us to blend in a lower corporate tax rate beginning January 1, 2018.
  The Tax Cuts and Jobs Act of 2017 required us to reassess our deferred tax liability to account for the future impact of a lower corporate tax rate. As a result, we recorded a large, one-time adjustment in our first fiscal quarter that created a tax benefit of approximately $4 million, which translates to $0.54 in earnings per share.
  Total revenue increased 3.1% to $54.6 million.
  Total assets under management decreased 6.3% due to net outflows from our mutual funds. However, average assets under management, upon which revenue is earned, increased 1.3%, which drove increases in annual revenue, earnings, and net income.
  We completed the acquisition of the Rainier Large Cap Equity and Rainier Mid Cap Equity Funds on December 1, 2017, and the Rainier Small/Mid Cap Equity Fund on January 12, 2018.
  We completed the acquisition of the two BP Capital TwinLine Funds on October 26, 2018, which was after the end of fiscal year 2018. These funds were reorganized into two newly formed series of Hennessy Funds, the Hennessy BP Energy Fund and the Hennessy BP Midstream Fund.

"I am very pleased to announce that Hennessy Advisors ended its fiscal year with increases in revenue, earnings, and net income," said Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc. "As most investors are undoubtedly aware, volatility has reentered the markets, but I continue to believe that these pullbacks are short lived and that the fundamentals point toward a continued bull market, where earnings growth, job creation, and a stronger economy will prevail," he added.

"While our current year earnings growth is highly reflective of changes provided by the Tax Cuts and Jobs Act of 2017, we remain positive in our vision for the future of the firm," said Teresa Nilsen, President and COO of Hennessy Advisors, Inc. "We are steadfast in our strategy to grow organically and by acquisition, evidenced by our recent acquisition of the BP Capital TwinLine Funds, our tenth acquisition," she added.

Hennessy Advisors, Inc.
Financial Highlights
Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2018	Sept. 30, 2017	$ Change	% Change
Total Revenue	$ 54,589,741	$ 52,955,475	$ 1,634,266	3.1%
Net Income	$ 20,614,576	$ 14,941,646	$ 5,672,930	38.0%
Earnings Per Share (Diluted)	$ 2.61	$ 1.92	$ 0.69	35.9%
Weighted Average Number of Shares Outstanding (Diluted)	7,890,758	7,790,527	100,231	1.3%
Mutual Fund Average Assets Under Management	$ 6,650,555,907	$ 6,563,178,319	$ 87,377,588	1.3%

At Period Ending Date	Sept. 30, 2018	Sept. 30, 2017	$ Change	% Change
Mutual Fund Total Assets Under Management	$ 6,197,617,266	$ 6,612,811,714	$ (415,194,448)	-6.3%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354, or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061